Exhibit 10-P-2

Otter Tail Corporation
Executive Employment Agreement
Amended July 2009
Lauris Molbert

The Executive Employment Agreement (the “Agreement”) entered into on the 1st day of July, 2009, by and between Otter Tail Corporation, a Minnesota corporation (the “Corporation”) and Lauris Molbert (“You”), which does amend and supersede that certain Employment Agreement dated December 31, 2008.  The Corporation agrees to employ You and You agree to be employed under the terms of this Agreement as follows:

1.           Employment.  The Corporation agrees to continue to employ You and You agree to continue to be employed as President and CEO consistent with the terms and conditions set forth in this Agreement.

2.           Duties.  You shall have such duties as are assigned or delegated to You by the Corporation’s Board of Directors or its designee.  Except as provided for in Section 7 of this Agreement or subsequently agreed upon by You and the Corporation, You agree to devote Your entire business time, attention, skill, and energy exclusively to the business of the Corporation, to use Your best efforts to promote the success of the Corporation's business, and to cooperate fully with the Board of Directors in the advancement of the best interests of the Corporation.

3.           Compensation and Benefits.

a.
Base Pay.  You shall be paid an annual salary (“Base Pay”) of $390,000, which shall be payable in equal periodic installments according to the Corporation's customary payroll practices, but no less frequently than monthly, and subject to such withholdings and deductions as required by law.  Your Base Pay shall be reviewed in April of each year by the Board of Directors, and any change in Base Pay approved by the Board shall become effective April 1 of the year in which it is approved.

b.
Incentive Compensation. You shall participate in an annual incentive and a long term incentive plan as approved by the Corporation’s Board of Directors, and based on the rules of the plan.  Your annual incentive payment shall be paid to You no later than March 15, following approval of the Corporation’s financial results after the close of each calendar year.  Any long term incentive plan payment due You shall be made in accordance with the plan as adopted by the Board but not any later that may be required under section 409A of the Internal Revenue Code (“409A”).

c.
Benefits.  In addition to the compensation described above and subject to rules of eligibility, You shall participate in the benefit plans (such as the  post-retirement medical plan, medical and disability plans, executive survivor and supplemental retirement plan, pension plan, 401k plan, non-qualified incentive and deferral plan (all such plans are referred to collectively as the “Other Plans”)) available to full time executive level employees of the Corporation as they now exist and may from time to time be modified or established by the Corporation.  The plan documents shall govern Your participation in any benefit plan.

d.	Vehicle Allowance. In addition to reimbursement for business mileage, You shall receive a monthly vehicle allowance of $800.

4.           Expenses.  The Corporation shall reimburse You for Your business expenses.  Without limiting the foregoing, the Corporation shall pay Your dues in such professional societies and organizations as are appropriate for Your position, and shall pay on Your behalf (or reimburse You for) reasonable expenses incurred by You on behalf of the Corporation in the performance of the Your duties pursuant to this Agreement, including reasonable expenses incurred by You in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses.  You shall file such expense reports as are required by the Corporation's policies and federal income tax laws and regulations.

5.           Confidentiality of Information.

a.
You acknowledge that the Corporation possesses and will continue to develop and acquire valuable Confidential Information (as defined below), including information that You may develop or discover as a result of your employment with the Corporation.  The value of that Confidential Information depends on it remaining confidential.  The Corporation depends on You to maintain the confidentiality, and You accept that position of trust.

b.
As used in this Agreement, “Confidential Information” means any information (including any formula, pattern, compilation, program, device, method, technique or process) that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and includes information of the Corporation, its customers, suppliers, joint ventures, licensors, distributors and other persons and entities with whom the Corporation does business.

c.
You shall not disclose or use at any time, either during or after your employment with the Corporation, any Confidential Information except for the exclusive benefit of the Corporation as required by your duties or as the Corporation expressly may consent to in writing.  You shall cooperate with the Corporation to implement reasonable measures to maintain the secrecy of, and use your best efforts to prevent the unauthorized disclosure, use or reproduction of all Confidential Information.

d.
Upon leaving employment with the Corporation for any reason, You shall deliver to the Corporation all tangible, written, graphical, machine readable and other materials (including all copies) in your possession or under your control containing or disclosing Confidential Information.

6.           Termination/Severance.  Either party may terminate the employment relationship as evidenced by this Agreement at any time and for any reason upon ninety days written notice to the other.

a.
If You elect to terminate the employment relationship, or if You are terminated by the Company for Cause, You shall receive Base Pay and benefits through the date of termination.  Cause means your termination of employment with the Corporation based upon embezzlement or other intentional misconduct which is materially injurious to the Corporation, monetarily or otherwise.

b.
If the Corporation elects to terminate the employment relationship or if You elect to resign for Good Reason, You shall receive a severance payment equal to one and one-half (1-1/2) times the sum of your present Base Pay plus your most recent annual incentive payment (the “Severance Payment”), in full satisfaction of the Corporation’s obligations to You as an employee.  The Severance Payment will be paid within fifteen (15) days of the date of termination and shall be subject to payroll taxes and any withholding obligations.  Good Reason means the occurrence of any of the following events provided the event results in negative change to You:

(1)	a material change in your responsibilities or title which are not of comparable responsibility and status as those held upon execution of this Agreement;

(2)	a reduction in your Base Pay, or a modification of the Corporation’s incentive compensation program or benefits in a manner materially adverse to You;

(3)	a breach or alteration of any material term of this contract without your consent.

You shall evidence a voluntary termination for Good Reason by written notice to the Corporation given within 90 days after the date of the occurrence of any event that You know or should reasonably have known constitutes Good Reason for voluntary termination and the Corporation has 30 days from the date the Corporation receives the notice from You to remedy the condition.  Such notice need only identify You and set forth in reasonable detail the facts and circumstances claimed by You to constitute Good Reason.

c.
If You are terminated in connection with a Change in Control, as defined by the Change in Control Severance Agreement entered into by You and the Corporation (the “Severance Agreement”), and You receive payment of the severance benefits under Section 4 of the Severance Agreement, no Severance Payment shall be due to You under this Agreement.

d.
Notwithstanding the foregoing, to the extent that any payment due hereunder is (i) deferred compensation subject to section 409A , and (ii) is payable to a specified employee (as that term is defined in section 409A), and (iii) is payable on account of the specified employee’s separation from service as that term is defined in section 409A), payment of any part of such amount that would have been made during the six (6) months following the separation from service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the separation from service.

(i)
For this purpose, specified employees shall be identified by the Employer on a basis consistent with regulations issued under section 409A, and consistently applied to all plans, programs, contracts, etc. maintained by the Employer that are subject to section 409A.

(ii)	For this purpose “termination of employment” shall be defined as “separation from service” as that term is defined under section 409A.

(iii)
To the extent that 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with the rules of section 409A.  Neither the Employer nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

7.           Special Considerations.  Notwithstanding Your obligation under the Agreement to devote Your entire business time exclusively to the business of the Corporation, the Corporation hereby consents to Your certain business and personal activities and interests not related to the Corporation and agrees that You may continue such activities and interests which are described as follows:  (i) Your duties and obligations as a director, owner, partner, trustee, officer, and legal counsel of banking, farming, and investment with respect to corporations, trusts, partnerships and other entities directly or beneficially now or hereinafter fully or in part owned  by You or members of the Molbert family; and (ii) Your duties and obligations as a director/trustee of the following entities: University of North Dakota Foundation and Alumni Association, MeritCare Hospital and related entities, BlackRidge Financial, and such other entities that may from time to time be approved by the President of the Corporation.  As a part of the consent to the above, the Corporation agrees that You may devote time to such activities during normal working hours and use Your administrative assistant and office resources (such as file storage, office supplies, office equipment) without reimbursement to the Corporation of office expenses (except specific out-of-pocket expenses, such as postage, FedEx fees and the like) or deduction of vacation time.

8.           Entire Agreement.  Except for the Corporation’s Other Plans, this Agreement and the Change in Control Severance Agreement represent the entire agreement between You and the Corporation concerning the employment relationship of the parties and, thus, supersedes any and all previous written or oral employment agreements or understandings concerning such matter.

9.           Disputes.  Disputes under this Agreement shall be determined by arbitration consistent with rules of the American Arbitration Association.  The costs of Arbitration shall be borne equally between You and the Corporation and You shall bear your own attorney fees; provided, however, if You are the prevailing party in Arbitration, all costs and attorney fees shall be paid by the Corporation.

10.           Amendment/Governing Law.  This Agreement may only be modified or amended by a writing signed by both parties.  This Agreement is made in and shall be governed by the substantive laws of the State of Minnesota.

FOR THE CORPORATION:

/s/ John Erickson	7/28/09
Date

ACKNOWLEDGED AND ACCEPTED BY:

/s/ Lauris Molbert	7/28/09
Date

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